AllianceBernstein Cap Fund, Inc.
U.S. Strategic Research Portfolio
811-01716

77C  Matters submitted to a vote
of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
the AllianceBernstein Cap Fund, Inc. (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010. At the November 5, 2010
Meeting, with respect to the first item of business, the election of Directors for the Fund, and the fifth item of business, changes to the Portfolios fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. At the December 16, 2010 Meeting, with respect to the fourth item of business, to amend and restate the charter of the Fund, the required number of outstanding shares were voted in favor of the proposal and, therefore the proposal was approved.
A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of the Directors, each
   such Director to serve a term of an
   indefinite duration and until his or
   her successor is duly elected and
   qualifies.
			Voted For 	Withheld Authority
John H. Dobkin		6,916,972	260,351
Michael J. Downey	6,920,668	256,654
William H. Foulk, Jr.	6,914,172	263,150
D. James Guzy		6,914,107	263,216
Nancy P. Jacklin	6,922,478	254,844
Robert M. Keith		6,923,396	253,927
Garry L. Moody		6,922,304	255,018
Marshall C. Turner	6,919,060	258,263
Earl D. Weiner		6,912,345	264,977



Votes
4.   Approve
the amendment and restatement of the Funds
Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof new provisions set forth in the Form of Articles of Amendment and Restatement attached to the accompanying Proxy Statement as Appendix C.

Voted For	Voted Against	Abstained	Non-Broker
8,804,827	152,851		208,673		2,178,488


Votes
5.   Approve
the Amendment
of the Funds fundamental policy regarding commodities.

Voted For	Voted Against	Abstained	Non-Broker
100,934		None		None		54,729



ABLegal/ABS-Nsar-77C-2/2011
ablegal -  2016103 v1